BioNTech SE
An der Goldgrube 12
55131 Mainz
Germany

15 February 2024

Ladies and Gentlemen,
We are acting as legal advisers to BioNTech SE, a European stock corporation (SE) (the "Company") as to matters of German law in connection with the possible future issuances from time to time pursuant to a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on February 15, 2024 of up to 8,700,000 ordinary shares of the Company with an imputed nominal value (Stückaktien ohne Nennbetrag) of EUR 1.00 each (any such ordinary share of the Company a "Share", any Share as of the date hereof held in treasury a "Treasury Share", and any Share newly issued for purposes of making or settling grants under any Plan (as defined below) a "New Share"), which may be represented by American Depositary Shares (the "ADSs"), with each ADS representing one Share and issued by the relevant depositary against the deposit by the Company of either one Treasury Share or one New Share. Shares are or may become issuable under the following programs: (i) up to 6,700,000 Shares issuable under the Company's 2024 Non-North America Employee Participation Plan, and (ii) up to 2,000,000 Shares issuable under the Company's 2024 North America Employee Participation Plan (together the "Plans").
In this opinion, "Germany" means the Federal Republic of Germany.
1.    Documents Reviewed
For the purpose of rendering this legal opinion, we have examined the following documents (together, the "Opinion Documents"):
(a)a copy of the Company's articles of association (Satzung), as in effect as of the date of this opinion (the "Articles of Association");
(b)a copy of the electronic excerpt (Handelsregisterauszug) from the commercial register relating to the Company dated 15 February 2024 (the "Register Excerpt");
(c)a copy of the Registration Statement;

(d)copies of the resolutions of the (i) the management board (Vorstand) of the Company dated 14 February 2024 and (ii) the supervisory board (Aufsichtsrat) of the Company dated 13 February 2024 regarding the approval of the 2024 Non-North America Employee Participation Plan and the 2024 North America Employee Participation Plan;
(e)copies of the minutes of the general shareholders' meeting of the Company held on 18 August 2017, 19 August 2019, 26 June 2020, and 22 June 2021, resolving upon, among others, the creation and/or amendment of the Authorized Capital 2021 (Genehmigtes Kapital 2021), the Conditional Capital ESOP 2017/2019 (Bedingtes Kapital ESOP 2017/2019), and the Conditional Capital ESOP 2021 (Bedingtes Kapital ESOP 2021) as well as the authorizations to grant options in connection with the ESOP 2017/2019 (Aktienoptionsprogramm 2017/2019) and the ESOP 2021 (Aktienoptionsprogramm 2021) (together with the resolutions under (d) the "Resolutions");
(f)any such certificates, corporate records and other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion.
We have not reviewed any other documents for the purposes of this opinion.
2.Assumptions
As to questions of fact material to this opinion that we did not independently establish or verify, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company.
In considering the Opinion Documents and rendering this opinion we have assumed without further inquiry:

(a)the conformity of all copies of documents supplied to us with the relevant originals and the authenticity and completeness of all documents submitted to us whether as originals or as copies;
(b)that all signatures on Opinion Documents are genuine signatures of those individuals from whom they purport to stem;
(c)that Opinion Documents examined by us in draft form have been or, as the case may be, will be executed in the form of the draft examined by us by the party that in the respective draft is envisaged to so execute the respective Opinion Document;

(d)that all individuals who have executed and delivered or will execute and deliver any of the Opinion Documents had or will have, at the relevant times, (i) full legal capacity (Geschäftsfähigkeit) and (ii) power to validly represent (Vertretungsmacht) the respective party (other than individuals executing, passing or delivering on behalf of the Company), in executing and delivering the relevant Opinion Document;
(e)that none of the Opinion Documents has been or, as the case may be, will be revoked, rescinded, repealed, terminated (whether in whole or in part), amended or supplemented;
(f)the correctness and completeness of all factual matters expressed in the Opinion Documents;
(g)that the Register Excerpt is accurate and complete at its date and that no changes to the facts related therein have occurred between the date the Register Excerpt was issued and the date hereof;
(h)that the Articles of Association are true and accurate as of the date of this opinion;
(i)that the Company will at all times continue to have sufficient authorized capital (genehmigtes Kapital) or conditional capital (bedingtes Kapital) with the relevant authorization to waive any pre-emptive subscription rights;
(j)that the management board (Vorstand) and the supervisory board (Aufsichtsrat) of the Company will duly pass the relevant resolutions for the issuance of any New Shares (the "Future Resolutions") in accordance with the Articles of Association, the Resolutions, the terms of the Plans and applicable law;
(k)that upon issuance of any New Shares, the Company will receive payment in cash of an issue price in accordance with the Plans, the Resolutions, the Future Resolutions, and applicable law; and
(l)that there will be no amendments to the authorized capital (genehmigtes Kapital) and the conditional capital (bedingtes Kapital) of the Company which would adversely affect the issuance of any New Shares and the conclusions stated in this opinion.

3.Opinion Statements
Based upon and subject to the foregoing and the qualifications set out below, we are of the opinion that:
(a)The issuance of the Treasury Shares has been duly authorized by all requisite corporate action on the part of the Company and the Treasury Shares are validly issued, fully paid and non-assessable (nicht nachschusspflichtig).
(b)Any New Shares will be validly issued, fully paid and non-assessable (if and when authorized in accordance with the law, issued and paid under the circumstances contemplated by the Plans, assuming in each case that the individual issuances, grants or awards under the Plans are duly issued, granted or awarded and exercised in accordance with the requirements of law, the Resolutions, the Future Resolutions, the Articles of Association', and the Plans (and the agreements and awards duly adopted thereunder and in accordance therewith)).
4.Qualifications
The foregoing opinion statements are subject to the following qualifications:
(a)We are admitted to the bar association (Rechtsanwaltskammer) in Frankfurt am Main, Germany, and licensed as attorneys (Rechtsanwalt) in Germany. This opinion is limited to matters of German law as presently in effect and applied by the German courts (including the law of the European Union to the extent it is directly applicable in Germany). We have not investigated and do not express or imply any opinion with respect to the laws of any other jurisdiction.
(b)In this opinion, concepts of German law are addressed in the English language and not in the original German terms, which may differ in their exact legal meaning. This opinion may only be relied upon under the express condition that this opinion and any issues of interpretation arising hereunder are exclusively governed by German law.
(c)This opinion speaks of its date only. It is limited to the matters addressed herein and should not be read as opinion in respect to any other matter.

(d)We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Cordially yours,

/s/ Covington & Burling LLP

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